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                                                                     EXHIBIT 2.1


                 LLC INTEREST ASSIGNMENT AND AMENDMENT AGREEMENT

         LLC INTEREST ASSIGNMENT AND AMENDMENT AGREEMENT (the "Agreement"), dated as of May 16, 2003, among FARALLON PHARMA INVESTORS, LLC ("Farallon"), BARDEEN SCIENCES COMPANY, LLC ("BSC") and ALLERGAN, INC. ("Allergan").

                                    RECITALS

         A. Farallon is a party to that certain Limited Liability Company Agreement (as amended, the "LLC Agreement"), dated as of March 20, 2001, pursuant to which Farallon formed BSC. Capitalized terms used but not otherwise defined herein have the meanings given to them in the LLC Agreement.

         B. Farallon is the sole Member of, and owns all of the outstanding Membership Interests of BSC (the "BSC Interests").

         C. Farallon and Allergan are parties to that certain Equity Purchase Option Agreement, dated as of March 30, 2001, as amended by that certain Amendment to Equity Purchase Option dated April 7, 2003 (as so amended, the "Option Agreement"), pursuant to which Farallon granted to Allergan the option to purchase all of the BSC Interests.

         D. Allergan Sales, LLC, a Delaware limited liability company ("Allergan Sales"), is a wholly-owned subsidiary of Allergan designated as Allergan's nominee to receive the BSC Interests.

         E. On April 25, 2003, Allergan delivered a notice of exercise under the Option Agreement, pursuant to which Allergan notified Farallon of Allergan's intention to purchase the BSC Interests pursuant to the Option Agreement.

         F. Now, the parties hereto wish to (i) provide for the assignment of the BSC Interests from Farallon to Allergan Sales, (ii) remove Farallon as a Member of BSC, (iii) admit Allergan Sales as the sole Member of BSC, and (iv) remove all of the officers and certain of the Directors of BSC.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. Assignment of BSC Interests. Upon the terms and subject to the conditions of this Agreement, effective as of the time of the receipt of the Initial Purchase Price (as defined below) by Farallon (such time being the "Effective Time"), Farallon hereby sells, assigns, transfers, conveys and delivers to Allergan, and Allergan hereby purchases and accepts, all of the BSC Interests, for the Purchase Price payable as set forth in Section 2 below.
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         Section 2. Purchase Price.

                  (a) Initial Purchase Price. Upon the terms and subject to the conditions of this Agreement, on the date of and concurrently with the execution and delivery of this Agreement, as payment in full of the purchase price for the BSC Interests, Allergan shall pay to Farallon an aggregate amount in cash equal to the sum of (i) $263,073,972.60, plus
         (ii) an amount equal to the product of (A) $197,260.27, multiplied by
         (B) the number of days, if any, after the date of this Agreement until and including the date on which the Effective Time occurs (the sum of (i) plus (ii) being the "Initial Purchase Price"), subject to adjustment as provided in subparagraph (d) below, by wire transfer of immediately available funds in accordance with the wire transfer instructions attached hereto as Exhibit A.

                  (b) Expense Schedules. Concurrently with the execution and delivery of this Agreement, Farallon shall deliver or cause to be delivered to Allergan a schedule (the "Estimated Expense Schedule") showing in reasonable detail the amount of each estimated Pre-Closing G&A Expense (as defined herein). Within forty-five (45) days after the Effective Time, Allergan shall prepare and deliver or cause to be delivered to Farallon an updated schedule (the "Closing Expense Schedule") showing (i) the actual Pre-Closing G&A Expenses incurred by BSC and (ii) a reasonably detailed calculation of the Adjustment Amount, if any, as defined in subparagraph (c) below. The Closing Expense Schedule and the actual Pre-Closing G&A Expenses set forth on the Closing Expense Schedule shall be prepared and calculated (x) in accordance with generally accepted accounting principles consistently applied and (y) in the same manner and using the same methodology as the Estimated Expense Schedule and the estimated Pre-Closing G&A Expenses set forth on the Estimated Expense Schedule.

                  For the purposes of this Agreement, "G&A Expenses" shall mean any and all general and administrative expenses of BSC that, prior to the Effective Time, would have been eligible to be paid out of the G&A Account pursuant to Section 3.06(b) of the LLC Agreement; and "Pre-Closing G&A Expenses" shall mean any and all G&A Expenses attributable to the period prior to the Effective Time that have not been paid on or prior to the Effective Time, whether or not such G&A Expenses are billed to BSC prior to the Effective Time.

                  (c) Adjustment Amount. The "Adjustment Amount" (which may be a positive or negative number) shall be an amount equal to the difference between (i) the aggregate amount of cash remaining in the G&A Account (as defined in Section 3.06(b) of the LLC Agreement) at the Effective Time less (ii) the actual amount of Pre-Closing G&A Expenses (as finally determined pursuant to the provisions of clauses (e) and (f) below) set forth on the Closing Expense Schedule.

                  (d) Payment of Adjustment Amount. Farallon shall pay Allergan the Adjustment Amount set forth in Section 2(c) if it is negative and Allergan shall pay Farallon the Adjustment Amount set forth in Section 2(c) if it is positive. The resulting payment due by Farallon or Allergan as part of the Adjustment Amount shall be made by wire transfer of immediately available funds to an account designated in writing by the payee. The


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         Initial Purchase Price, as adjusted by the Adjustment Amount, shall be the "Purchase Price".

                  (e) Disputed Adjustment Amount. If Farallon shall disagree with the Adjustment Amount, it shall notify Allergan of such disagreement in writing specifying in detail the particulars of such disagreement within five (5) business days after Farallon's receipt of the Closing Expense Schedule and calculation of Pre-Closing G&A Expenses (a "Dispute Notice"). To the extent that any portion of the Adjustment Amount is not in dispute, within fifteen (15) business days after Farallon's receipt of the Closing Expense Schedule, Farallon shall pay Allergan, or Allergan shall pay Farallon, as the case may be, that portion of the Adjustment Amount which is not in dispute in the manner set forth herein.

                  (f) Resolution of Disputed Adjustment Amount. Allergan and Farallon shall use their respective commercially reasonable efforts for a period of thirty (30) calendar days after Farallon's delivery of a Dispute Notice (or such longer period as Allergan and Farallon shall mutually agree upon) to resolve any disagreement raised by Farallon with respect to the Closing Expense Schedule, or the calculation of the Pre-Closing G&A Expenses or the Adjustment Amount. If, at the end of such period, Allergan and Farallon are unable to resolve such disagreement, Farallon and Allergan, respectively, shall jointly select an independent auditor of recognized international standing to resolve any remaining disagreement. The determination by such independent auditor shall be final, binding and conclusive on the parties. Allergan and Farallon shall use their respective commercially reasonable efforts to cause such independent auditor to make its determination within thirty (30) calendar days of accepting its selection. Within fifteen
         (15) business days after the date of determination of such independent auditor, Farallon shall pay Allergan, or Allergan shall pay Farallon, as the case may be, any and all remaining unpaid portions of the Adjustment Amount in the manner set forth herein. Allergan and Farallon shall each pay one half of the fees and expenses of such independent auditor.

                  (g) Allocation of Purchase Price. The Initial Purchase Price (plus assumed liabilities to the extent properly taken into account under the Code and the Treasury regulations promulgated thereunder) shall be allocated among the assets of BSC in accordance with Exhibit B, as attached hereto and as may be revised in accordance with the following sentence (the "Allocation"). Allergan and Farallon agree to revise the Allocation to reflect the payment of any Adjustment Amount paid pursuant to Section 2(d). To the extent any Adjustment Amount is paid and Allergan and Farallon cannot agree on how to revise the Allocation to reflect such Adjustment Amount, then the parties shall resolve such dispute in a manner consistent with the second and third sentences of Section 2(f). Farallon, Allergan and BSC agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Effective Time) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their controlled affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise


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         required pursuant to a "determination" within the meaning of Section
         1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of Farallon and Allergan shall deliver to the others a copy of its Form 8594.

         Section 3. Consent of BSC and Directors; Amendment of LLC Agreement. Subject to the terms and upon the satisfaction of the conditions set forth in this Agreement:

                  (a) Consent of BSC and Directors. Effective as of the Effective Time, in accordance with the provisions of the LLC Agreement, BSC and each of the Directors hereby consents to the admission of Allergan Sales as a Member of BSC.

                  (b) Removal of Farallon as a Member. Farallon, BSC, Allergan and each of the Directors hereby agree that as of the Effective Time, Farallon shall no longer be a Member of BSC and shall have no further rights, liabilities or obligations as a Member under the LLC Agreement.

                  (c) Removal of Certain Directors. BSC, Allergan and each of the Directors agree that effective as of immediately after the Effective Time (i) each of the officers and Directors of BSC other than Lester J. Kaplan is hereby removed without cause and (ii) in accordance with the provisions of Section 4.04(a) of the LLC Agreement, the number of Directors constituting the entire Board shall be one.

                  (d) Amendment and Restatement of LLC Agreement. Immediately following the removal of the officers and Directors as provided in subsection (c) above, in accordance with Section 10.07 of the LLC Agreement, BSC, Allergan and Lester J. Kaplan, as the sole Director, hereby agree to, concurrently with the execution and delivery of this Agreement, execute and deliver an amendment and restatement of the LLC Agreement in the form attached hereto as Exhibit C (the "New LLC Agreement").

                  (e) Continuation of Exculpation and Indemnification. Notwithstanding any provision of this Agreement or the New LLC Agreement to the contrary, and notwithstanding the amendment and restatement of the LLC Agreement, each of BSC, Farallon and Allergan agree that BSC shall continue to provide to the Indemnified Persons (as defined in the LLC Agreement) the (i) exculpation as provided in
         Section 4.8 of the LLC Agreement, and (ii) indemnification as provided in Section 4.9 of the LLC Agreement, in each case, with respect to facts, matters, claims, circumstances and issues relating to or arising during the period on or prior to the Effective Time.

         Section 4. Agreement of Allergan to be Bound. Subject to the terms and conditions of this Agreement, as of the Effective Time, Allergan agrees to cause Allergan Sales to be bound by all of the terms and provisions of the New LLC Agreement.

         Section 5. Representations and Warranties of Farallon. Farallon hereby represents and warrants to Allergan and BSC as follows:

                  (a) Power and Authority. Farallon is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the necessary limited


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         liability company power and authority to execute and deliver this
         Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Farallon of, and the performance by Farallon of its obligations under, this Agreement have been duly authorized by all necessary limited liability company action on the part of Farallon.

                  (b) Binding Effect. This Agreement is the legal, valid and binding obligation of Farallon enforceable against Farallon in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement by Farallon nor the consummation of the transactions described herein by the Farallon will (with or without notice or lapse of time or both) (i) conflict with, violate or breach any statute, law, rule or regulation by which Farallon may be bound or affected, (ii) conflict with, breach or result in a default under, any material contract or material agreement to which Farallon is a party or by which Farallon or any of its material properties may be bound or affected, or (iii) conflict with the Certificate of Formation of Farallon or the LLC Agreement.

                  (d) Approvals. No authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person which has not been obtained is required in connection with (i) the due execution and delivery by Farallon of this Agreement, or (ii) the performance by Farallon of its obligations under this Agreement.

                  (e) Ownership of BSC Interests. Farallon is the sole record and beneficial owner of the BSC Interests. Farallon's right, title and interest in the BSC Interests are free and clear of all liens, claims, encumbrances, voting trusts, voting agreements and restrictions of any nature whatsoever created by Farallon, except for those created by (i) applicable securities laws, (ii) the LLC Agreement, and (iii) the Option Agreement, and upon Farallon's receipt of the Purchase Price in accordance with Section 2 of this Agreement, good and marketable title to the BSC Interests will pass to Allergan Sales, free and clear of any liens, claims, encumbrances, voting trusts, voting agreements and restrictions of any nature whatsoever created by Farallon, except for those created by (i) applicable securities laws, and (ii) the New LLC Agreement.

                  (f) LLC Tax Treatment. At all times since its formation, BSC has been an entity with a single owner that is disregarded as separate from its owner for federal tax purposes, and Farallon has filed all Tax Returns on a basis consistent with such treatment. As of the Effective Time, no Form 8832 has ever been filed with respect to BSC as other than a disregarded entity.

         Section 6. Representations and Warranties of Allergan. Allergan hereby represents and warrants to, and agrees with, Farallon and BSC as follows:


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                  (a) Power and Authority. Allergan is a corporation duly
         organized and validly existing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Allergan of, and the performance by Allergan of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of Allergan.

                  (b) Binding Effect. This Agreement is the legal, valid and binding obligation of Allergan enforceable against Allergan in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement by Allergan nor the consummation of the transactions described herein by Allergan will (with or without notice or lapse of time or both) (i) conflict with, violate or breach any statute, law, rule or regulation by which Allergan may be bound or affected, (ii) conflict with, breach or result in a default under, any material contract or material agreement to which Allergan is a party or by which Allergan or any of its material properties may be bound or affected, or (iii) conflict with the Certificate of Incorporation or by-laws of Allergan.

                  (d) Approvals. No authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person which has not been obtained is required in connection with (i) the due execution and delivery by Allergan of this Agreement, or (ii) the performance by Allergan of its obligations under this Agreement.

                  (e) No Registration Under Securities Act; No Transfers. Allergan understands and acknowledges that the BSC Interests have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Allergan understands that the BSC Interests cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

                  (f) Securities Act Representations. Allergan is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Allergan is acquiring the BSC Interests hereunder for investment, solely for Allergan's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The BSC Interests were not offered to Allergan by way of general solicitation or general advertising. Allergan acknowledges that Allergan's financial situation is such that it can afford to bear the economic risk of holding the BSC Interests for an indefinite period of time and suffer the complete loss of its investment in the BSC Interests.


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                  (g) Sophisticated Purchaser; High Risk Investment. Allergan
         has knowledge, sophistication and experience in financial and business matters such that it is capable of evaluating the merits and risks of purchasing the BSC Interests and of protecting its own interests in connection with the purchase of the BSC Interests. The business of BSC is speculative and involves a high degree of risk, including the risk of loss of Allergan's entire investment.

                  (h) Access to Information. Allergan has received such information concerning the business, assets and financial condition of BSC as Allergan deems necessary in order to make a fully informed decision to purchase the BSC Interests from Farallon. Allergan has had a Director on the board of directors (the "Allergan Director") of BSC at all times since BSC's formation and Allergan has had full access to all information available to the Allergan Director. In addition, Allergan has had full and complete access to representatives of BSC to discuss any and all matters of concern or interest to Allergan relevant to its determination whether to purchase the BSC Interests and has received to its satisfaction such information as Allergan has requested to enable it to determine to enter into this Agreement and consummate the purchase of the BSC Interests. In making the decision to purchase the BSC Interests, Allergan has relied solely on the information obtained by Allergan directly from the Allergan Director and directly from BSC as a result of any inquiries by Allergan and has independently, without reliance upon Farallon and based on such information as it deemed appropriate, made its own analysis and decision to purchase the BSC Interests from Farallon. Allergan agrees that Farallon has no responsibility for the accuracy or completeness of any information delivered to Allergan by the Allergan Director or by BSC.

                  (i) No Reliance. Allergan has made its own independent evaluation of its investment in BSC and has not relied on Farallon, BSC, any Director (other than the Allergan Director) or any of their affiliates, accountants, counsel or other representatives in connection with Allergan's purchase of the BSC Interests. Allergan understands that none of Farallon, BSC nor any of their affiliates, accountants, counsel or other representatives is acting as Allergan's broker or advisor in connection with Allergan's purchase of the BSC Interests. Allergan is relying solely upon its own advisers and not upon Farallon, BSC or any of their affiliates, accountants, counsel or other representatives to evaluate an investment in the BSC Interests and/or with respect to tax or other economic considerations of Allergan relating to such purchase. Neither Farallon nor BSC has made any guarantee whatsoever and make no guarantee whatsoever as to the success or profitability of BSC or its business. Allergan has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation.

                  (j) No Information from Farallon. Allergan expressly acknowledges and agrees that (i) Farallon has had several Directors and is an affiliate (as such term is defined in Rule 144(a)(1) promulgated under the Securities Act) of BSC, and (ii) Allergan has not requested Farallon to disclose any information about BSC or its properties, assets, business or operations to Allergan and has not and will not rely on Farallon to disclose any such information to Allergan since Allergan has had full access to all such information.


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                  (k) No Other Representations or Warranties. Allergan
         acknowledges that except as specifically set forth in this Agreement and in the Option Agreement, Farallon makes no representations or warranties (whether express or implied) of any kind whatsoever. Allergan acknowledges that (i) Farallon is selling the BSC Interests to Allergan and Allergan is purchasing the BSC Interests from Farallon based solely on the representations and warranties of Farallon contained in this Agreement and in the Option Agreement, and (ii) Allergan is knowledgeable and experienced in the industry in which BSC operates.

         Section 7. Books and Records/Post-Closing Cooperation. From and after the Effective Time, Farallon, BSC and Allergan each agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable and within normal business hours, such information and assistance relating to BSC, its assets and properties and its books and records as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any action, lawsuit or proceeding related to the operation of BSC's business prior to the Effective Time or related to Taxes. From and after the Effective Time, Farallon, Allergan and BSC will reasonably cooperate with each other in the conduct of any audit or other action, lawsuit or proceeding related to the operation of BSC's business prior to the Effective Time or related to Taxes and each shall execute and deliver such other documents as are reasonably necessary to carry out the intent of this Section. Allergan shall retain all books and records with respect to Taxes pertaining to the BSC Interests and the assets of BSC, for a period of at least six (6) years following the Effective Time. At the end of such period, Allergan shall provide Farallon with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period Farallon can elect to take possession, at its own expense, of such books and records. Farallon and Allergan further agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (i) with respect to the transactions contemplated hereby or (ii) with respect to the BSC Interests and the assets of BSC, attributable to the Pre-Effective Tax Period.

         Section 8.  Tax Matters.

                  (a) Allocation of Taxes. Except as provided in Section 8(b) with respect to Transfer Taxes, Farallon shall be responsible for and shall promptly pay when due all Taxes levied with respect to the BSC Interests and the assets of BSC attributable to the Pre-Effective Tax Period. Allergan shall be responsible for and shall promptly pay when due all Taxes levied with respect to the BSC Interests and the assets of BSC attributable to the Post-Effective Tax Period. Allergan shall be responsible for and shall prepare and file in a timely manner all Straddle Period Tax Returns for BSC that BSC is required to file from and after the Effective Time. All Taxes levied with respect to the BSC Interests and the assets of BSC for the Straddle Period shall be apportioned between the Pre-Effective Tax Period and the Post-Effective Tax Period, as follows:

                           (i) in the case of any Taxes other than Taxes based
                  upon or related to


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                  income or receipts, the portion allocable to the Pre-Effective
                  Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the date of the Effective Time and the denominator of which is the number of days in the entire Straddle Period, and

                           (ii) in the case of any Tax based upon or related to
                  income or receipts, the portion allocable to the Pre-Effective Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the close of business on the date of the Effective Time.

         Upon receipt of any bill for such Taxes relating to the BSC Interests or the assets of BSC, Farallon and Allergan shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within fifteen (15) business days after delivery of such statement. In the event that Farallon or Allergan shall make any payment for which it is entitled to reimbursement under this Section 8(a), the applicable party shall make such reimbursement promptly but in no event later than fifteen (15) business days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, (x) none of Allergan and its affiliates and their respective officers, directors, managers, members and agents shall be liable for (i) any Taxes of Farallon or BSC levied with respect to the BSC Interests or the assets of BSC attributable to Pre-Effective Tax Periods, or (ii) any other Taxes of Farallon for any periods, and (y) none of Farallon and its affiliates and their respective officers, directors, managers, members and agents shall be liable for (i) any Taxes of Allergan or BSC levied with respect to the BSC Interests or the assets of BSC attributable to Post-Effective Tax Periods, or (ii) any other Taxes of Allergan for any periods.

         (b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, "Transfer Taxes") shall be paid by Allergan when due, and Allergan will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Farallon will, and will cause its controlled affiliates to, join in the execution of any such Tax Returns and other documentation. Allergan shall provide Farallon with evidence satisfactory to Farallon that all such Transfer Taxes have been paid.

         (c) Notices. Farallon shall promptly notify Allergan in writing upon receipt by Farallon of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Farallon that reasonably may be expected to relate to the BSC Interests or the assets of BSC.

         (d) Certification of Non-Foreign Status. Section 1445 of the Code provides that a transferee of United States real property interest must withhold tax if the transferor is a foreign


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person. To inform the transferee that withholding of tax is not required upon
Farallon's assignment to Allergan Sales of the BSC Interests pursuant to this Agreement, the party signing this Agreement on behalf of Farallon hereby certifies the following: (1) Farallon is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations thereunder); (2) Farallon's U.S. employer identification number is 94-3391966; and (3) Farallon's office address is c/o Farallon Capital Management, LLC, One Maritime Plaza, Suite 1325, San Francisco, California 94111. Farallon understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained in this certification could be punished by fine, imprisonment or both. Under penalties of perjury, the party signing this Agreement on behalf of Farallon declares that it has examined this certification and, to the best of its knowledge and belief, it is true, correct and complete, and such party further declares that it has authority to sign this Agreement containing this certification on behalf of Farallon.

         (e)  Definitions.  For purposes of this Agreement:

                           (i) "Code" means the Internal Revenue Code of 1986,
                  as amended.

                           (ii) "Post-Effective Tax Period" means any Tax period
                  beginning after the date of the Effective Time and that portion of any Straddle Period beginning after the date of the Effective Time.

                           (iii) "Pre-Effective Tax Period" means any Tax period
                  ending on or before the Effective Time and the portion of any Straddle Period ending at the close of business on the date of the Effective Time.

                           (iv) "Straddle Period" means any Tax period beginning
                  on or before and ending after the date of the Effective Time.

                           (v) "Tax" or "Taxes" means any federal, state, local
                  or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                           (vi) "Tax Return" means any return, declaration,
                  report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 9.  Miscellaneous.

                  (a) Notices. All notices, requests, demands and other communications to any party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on the


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
         signature pages hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

                  (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

                  (c) Amendment of Agreement. This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

                  (d) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of California applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

                  (e) Entire Agreement. This Agreement and the Option Agreement contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.

                  (g) No Third-Party Rights. This Agreement is not intended, and will not be construed, to create any rights in any parties other than Allergan, Farallon and BSC, and no person or entity may assert any rights as third-party beneficiary hereunder.

                  (h) Waiver of Jury Trial. EACH OF ALLERGAN, FARALLON AND BSC HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                  (i) Ambiguities. This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement will not be construed against the party who drafted this Agreement.

                  (j) No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not


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
         preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

                  (k) Survival. All representations, warranties, covenants and obligations in this Agreement shall survive the Effective Time and the consummation of the transactions contemplated herein.

                  (l) Attorneys' Fees. In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the losing party shall pay the prevailing party's reasonable attorneys' fees and costs incurred in connection with such action or suit.

                            [signature pages follow]

         In witness whereof, the parties have executed and delivered this Agreement as of the date above first written above.

FARALLON:

Address for Notices:                   FARALLON PHARMA INVESTORS, LLC

c/o Farallon Capital                   By:  Farallon Capital Management, L.L.C.,
  Management, L.L.C.                        its Manager
One Maritime Plaza, Suite 1325
San Francisco, California 94111
Attention:  David Cohen
Telephone No.:  415-421-2132           By:    /s/ David Cohen
Facsimile No.:  415-421-2133                  ----------------------------------
                                              David Cohen
                                              Managing Member

     With a copy to:

     Richards Spears Kibbe & Orbe LLP
     One World Financial Center
     29th Floor
     New York, New York 10281
     Attention:  William Q. Orbe, Esq.
     Telephone No.:  212-530-1800
     Facsimile No.:  212-530-1801

BARDEEN:

Address for Notices:                     BARDEEN SCIENCES COMPANY, LLC

Prior to the Effective Time:

c/o Farallon Capital Management, L.L.C.  By:    /s/ Robert R. Gorman
One Maritime Plaza, Suite 1325                  --------------------------------
San Francisco, California 94111                 Robert R. Gorman
Attention:  David Cohen                         Chief Executive Officer
Telephone No.:  415-421-2132
Facsimile No.:  415-421-2133

     With a copy to:

     Richards Spears Kibbe & Orbe LLP
     One World Financial Center
     29th Floor
     New York, New York 10281
     Attention:  William Q. Orbe, Esq.
     Telephone No.:  212-530-1800
     Facsimile No.:  212-530-1801

From and After the Effective Time:

Allergan, Inc.
2525 Dupont Drive
Irvine, California 92623
Attention:  Corporate Vice President,
Research and Development
Telephone No.:  714-246-4500
Facsimile No.:  714-246-6987

     With a copy to:

     Allergan, Inc.
     2525 Dupont Drive
     Irvine, California 92623
     Attention:  General Counsel
     Telephone No.:  714-246-4500
     Facsimile No.:  714-246-6987

ALLERGAN:

Address for Notices:                     ALLERGAN, INC.

Allergan, Inc.
 2525 Dupont Drive

Irvine, California 92623                 By: /s/ Eric K. Brandt
Attention:  Corporate Vice President,        -----------------------------------
Research and Development                     Eric K. Brandt
Telephone No.:  714-246-4500                 Corporate Vice President and Chief
Facsimile No.:  714-246-6987                 Financial Officer

     With a copy to:

     Allergan, Inc.
     2525 Dupont Drive
     Irvine, California 92623
     Attention:  General Counsel
     Telephone No.:  714-246-4500
     Facsimile No.:  714-246-6987

DIRECTORS:

Address for Notices:
10663 E. Cottontail Lane
Scottsdale, Arizona 85255
Telephone No.:  480-419-8244
Facsimile No.:  480-419-9828        /s/ Robert Gorman
                                    --------------------------------------------
                                    ROBERT GORMAN, solely for the purpose of the
                                    provisions of Section 3 hereof.

Address for Notices:
c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 1325
San Francisco, California 94111
Telephone No.:  415-421-2132        /s/ Rajiv Patel
Facsimile No.:  415-421-2133        --------------------------------------------
                                    RAJIV PATEL, solely for the purpose of the
                                    provisions of Section 3 hereof.

Address for Notices:
c/o Allergan, Inc.
2525 Dupont Drive
Irvine, California 92623
Telephone No.:  714-246-4500        /s/ Lester J. Kaplan
Facsimile No.:  714-246-6987        --------------------------------------------
                                    LESTER J. KAPLAN, PH.D., solely for the
                                    purpose of the provisions of Section 3
                                    hereof.

Address for Notices:
6565 Fannin, Mail Station F-504
Houston, Texas 77030
Telephone No.:  713-790-3395        /s/ Jerry Mitchell
Facsimile No.:  713-793-1087        --------------------------------------------
                                    JERRY MITCHELL, solely for the purpose of
                                    the provisions of Section 3 hereof.

Address for Notices:
25 Zola Court
Irvine, CA 92612-4061
Telephone No.:  949-854-9143
Facsimile No.:  949-854-7522        /s/ Richard Hill
                                    --------------------------------------------
                                    RICHARD HILL, solely for the purpose of the
                                    provisions of Section 3 hereof.